LETTER AGREEMENT
                              Agua Blanca Property
                          San Juan Province, Argentina

                                  April 4, 1996

     The purpose of this letter is to outline the terms upon which Newcrest Minera Argentina S.A. ("NEWCREST") is willing to enter into a joint venture with Minera Andes Inc. ("MAINC") with respect to the Agua Blanca area in San Juan Province, Argentina. If a copy of this letter is signed by MAINC and returned to William M. Danley, at Minera Newcrest Chile Ltda., Isidora Goyenechea 3600, Piso 10, Las Condes, Santiago, Chile, or Robert W. Barker, at Newcrest Resources, Inc., 1536 Cole Blvd., Golden, Colorado, U.S.A., by 5:00 p.m. on April 15, 1996, this letter shall constitute a valid and binding contract between NEWCREST and MAINC (the "Letter Agreement ). If a fully executed copy of this letter is not returned to William M. Danley by the deadline mentioned above, this offer shall expire and shall be of no further force or effect.

1.   Definitions

     1.1. "Agua Blanca Property" means all land and mineral interests owned or controlled by Minera Andes S.A. ("MASA") in San Juan Province, Argentina, as of the Commencement Date. The Agua Blanca Property is described in detail in Exhibit A to this Letter Agreement.

     1.2. "Appraised Value" means the fair market value calculated in the following manner: the parties each shall select one independent appraiser, and those two independent appraisers shall agree on a third independent appraiser. Each of the three appraisers shall calculate the fair market value on his or her own, and then the three appraisers shall meet and attempt to agree on a consensus fair market value, which shall constitute the Appraised Value. If all three appraisers cannot agree on a consensus fair market value, then the Appraised Value shall be the consensus fair market value agreed upon by any two of the three appraisers.

     1.3.  "Area of Interest has the meaning ascribed to it in paragraph 4.1.

     1.4. "Commencement Date" means the date that this Letter Agreement has been executed by both parties, which also shall be the Commencement Date for the Venture Agreement.

     1.5. "Cumulative Allowable Expenditures" means the aggregate and total amount at any given time of all costs and expenses paid or incurred by NEWCREST for or

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           in connection with exploration or development of the Venture Property or for other operations for the benefit of the Venture Property, beginning on February 20, 1996, and including all amounts paid or incurred through the date of the calculation. All property payments, option fees, and rents, fees and other statutory sums required under the Mining Code to keep the Venture Property in good standing shall be included in Cumulative Allowable Expenditures. Funds advanced by NEWCREST to MASA to cover its reasonable cost of managing the Venture Property pursuant to paragraph 5.4 shall be included in Cumulative Allowable Expenditures.

     1.6. "Decision to Mine" means a decision by the Operating Committee, based on a positive feasibility study, to proceed with the development and construction of a mine on the Venture Property.

     1.7. "Development Costs" means all development, construction, and start-up costs associated with the Mine through the date of commencement of production from the Mine.

     1.8. "Feasibility Study" means a study of the feasibility of developing and operating a mine on the Venture Property, including an analysis of economic, engineering, environmental, regulatory and other considerations, and containing the level of detail customary in the industry for a feasibility study presented to financial institutions for the purpose of seeking financing for the development of a mine.

     1.9. "MASA" means Minera Andes S.A., an Argentina company which is 100% owned by MAINC.

     1.10. "Manager" means the Manager of the Venture.

     1.11. "Mine" means the mine to be constructed on the Venture Property following a Decision to Mine.

     1.12. "NEWCREST's Borrowing Cost" means the rate of interest paid by NEWCREST on funds borrowed for the construction of the Mine or, if NEWCREST does not obtain such a loan, the lowest rate of interest at which NEWCREST could have borrowed funds for the construction of the Mine.

     1.13. "Operating Committee" means the Operating Committee of the Venture.

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     1.14. "Option Completion Date" means the date that NEWCREST completes all of the requirements contained in paragraph 5.9, if NEWCREST elects the option described in that paragraph.

     1.15. "Related Company" with respect to a party means any corporation or other business entity which is more than 50% owned or controlled by that party, or which is more than 50% owned or controlled by a corporation or other business entity which also owns or controls more than 50% of that party.

     1.16. "$" means United States dollars.

     1.17. "Venture" means the Venture between NEWCREST and MAINC with respect to the Venture Property under this Letter Agreement and the Venture Agreement.

     1.18. "Venture Agreement" means the final and formal Venture Agreement between NEWCREST and MAINC which, once it is drafted and executed, will replace this Letter Agreement.

     1.19. "Venture Property" has the meaning ascribed to it in paragraph 4.2.

     1.20. "Vesting Date" has the meaning ascribed to it in paragraph 5.5.

2.   Operation under Letter Agreement

     2.1. The respective rights and obligations of the parties shall be governed by this Letter Agreement until execution of the Venture Agreement. The Venture Agreement shall be drafted in accordance with the general understandings and agreements set forth in this Letter Agreement. The date that this Letter Agreement has been executed by both parties shall be the Commencement Date for both this Letter Agreement and the Venture Agreement. MAINC and NEWCREST shall diligently pursue negotiation of the Venture Agreement and, upon agreement as to final form and content, shall execute the Venture Agreement.

     2.2. This Letter Agreement constitute's the entire agreement between the parties with respect to the subject matter hereof, and terminates and replaces all prior agreements, either written, oral or implied, between NEWCREST and MAINC with respect to the subject matter hereof. This Letter Agreement shall not be

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           amended, modified, extended, supplemented or otherwise altered except by written instrument executed by both parties.

3.   Formation of Venture

The parties shall form a Venture for exploration and, if approved by the Operating Committee, mining, of the Venture Property. The initial participating interests of the parties in the Venture as of the Commencement Date shall be as follows:

     NEWCREST                    51.00%
     MAINC                       49.00%

4.   Venture Property and Area of Interest

     4.1. The Area of Interest of the Venture shall be all lands and all mineral interests, any portion of which lies within the boundaries shown in Exhibit B to this Letter Agreement. The Area of Interest can be increased or decreased in size only with the agreement of both parties.

     4.2. As of the Commencement Date, the Venture Property shall consist of the Agua Blanca Property. All lands and all mineral interests within the Area of Interest which are acquired after the Commencement Date by the Venture shall be added to the Venture Property. All lands and all mineral interests within the Area of Interest which are acquired after the Commencement Date by either of the parties or any of their respective subsidiaries shall be offered to the Venture at the acquisition price.

5.   Initial Contributions to the Venture

     5.1. MAINC, as its initial contribution to the Venture, shall contribute the Agua Blanca Property. MAINC represents and warrants to NEWCREST that:

           (a) MASA holds an option to purchase the Agua Blanca Property, as stated in Exhibit A, free and clear of all liens, security interests, encumbrances, royalties, and adverse claims, except as specified in Exhibit A;

           (b) the agreements described in Exhibit A by which MASA holds an option to purchase the Agua Blanca Property are valid and binding agreements

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                which have not been amended, modified, supplemented or
                terminated, in whole or in part, and are in good standing as of the Commencement Date;

           (c) through the Commencement Date, MASA has fully performed each and every term, condition and covenant which it is required to perform under the agreements described in Exhibit A, and MASA has not received any notice of default or termination with respect to such agreements;

           (d) to the best of MASA's knowledge and understanding, the mining concessions listed in Exhibit A were obtained by the proper procedures, and any defects, if any are present, can be corrected to provide adequate coverage of the mineralized targets of interest;

           (e) MASA knows of no other conflicting agreements with the owners of the Agua Blanca Property as described in Exhibit;

           (f) all corporate action on the part of MASA necessary to authorize MAINC to enter into this Letter Agreement has been duly taken; and

           (g) MAINC has provided to NEWCREST copies of all data and information regarding the existence of minerals within the Agua Blanca Property and all information concerning record, possessory, legal or equitable title to the Agua Blanca Property which is within MAINC's and MASA's knowledge, possession or control.

     5.2. NEWCREST, as its initial contribution to the Venture, shall satisfy the following requirements:

           (a) NEWCREST shall incur Cumulative Allowable Expenditures of not less than $350,000 on or before the first anniversary of the Commencement Date. In addition, NEWCREST shall complete not less than 2,000 meters of total drilling on the Venture Property on or before the first anniversary of the Commencement Date, the cost of which shall be included in Cumulative Allowable Expenditures.

           (b) NEWCREST shall reimburse MAINC for the property payment to maintain the Agua Blanca Property in the amount of $40,000 made by MAINC on March 2, 1996, and shall make property payments to maintain

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                the Agua Blanca Property in the amount of $50,000 on June 2,
                1996, and $50,000 on September 2, 1996.

           (c) If NEWCREST does not withdraw from the Venture before the six-month anniversary of the Commencement Date, then NEWCREST shall make the property payment to maintain the Agua Blanca Property in the amount of $50,000 on December 2, 1996.

           (d) If NEWCREST does not withdraw from the Venture before the second anniversary of the Commencement Date, then NEWCREST shall incur Cumulative Allowable Expenditures of not less than $1,000,000 on or before the second anniversary of the Commencement Date. In addition, if NEWCREST does not withdraw from the Venture before the second anniversary of the Commencement Date, then NEWCREST shall complete not less than 5,000 meters of total drilling on the Venture Property on or before the second anniversary of the Commencement Date, the cost of which shall be included in Cumulative Allowable Expenditures.

           (e) If NEWCREST does not withdraw from the Venture before the third anniversary of the Commencement Date, then NEWCREST shall incur Cumulative Allowable Expenditures of not less than $2,200,000 on or before the third anniversary of the Commencement Date.

           (f) If NEWCREST does not withdraw from the Venture before the fourth anniversary of the Commencement Date, then NEWCREST shall incur Cumulative Allowable Expenditures of not less than $3,800,000 on or before the fourth anniversary of the Commencement Date.

     5.3. As additional consideration to MAINC for entering into the Venture, NEWCREST shall make the following cash payments to MAINC, which shall not be included in Cumulative Allowable Expenditures:

           (a) NEWCREST shall make a cash payment of $50,000 to MAINC on the Commencement Date.

           (b) If NEWCREST does not withdraw from the Venture before the six-month

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                anniversary of the Commencement Date, then NEWCREST shall make a cash payment of $50,000 to MAINC on the six-month anniversary of the Commencement Date.

           (c) If NEWCREST does not withdraw from the Venture before the first anniversary of the Commencement Date, then NEWCREST shall make a cash payment of $250,000 to MAINC on the first anniversary of the Commencement Date.

     5.4. Until the earlier of the Vesting Date or NEWCREST's withdrawal from the Venture (subject to paragraphs 5.2(b) and 5.2(c)), NEWCREST shall pay all option fees and all rents, fees and other statutory sums required under the Mining Code to keep the Venture Property in good standing. All Venture Property shall be held and managed by MASA until the Vesting Date. NEWCREST shall advance funds to MASA to cover option, lease and other land costs, plus reasonable costs of MASA in administering the Venture Property.

     5.5. On the date that NEWCREST completes all of the requirements contained in paragraphs 5.2 and 5.3 and is not in material breach of any other obligations under the Venture Agreement (the "Vesting Date"), NEWCREST shall be fully vested in its 51% initial participating interest in the Venture and the Venture Property. On the Vesting Date, NEWCREST shall be registered as the legal owner of a 51% undivided interest in the Venture Property. Prior to becoming fully vested, NEWCREST's initial participating interest of 51 percent is for the purposes of management only. There is no partial vesting by NEWCREST until the Vesting Date.

     5.6. All amounts of Cumulative Allowable Expenditures paid or incurred by NEWCREST during any of the time periods described in paragraphs 5.2(a), 5.2(d), 5.2(e), and 5.2(f) shall be fully credited towards the required Cumulative Allowable Expenditures for later time periods. Any shortfall in Cumulative Allowable Expenditures paid or incurred by NEWCREST during any of the time periods described in paragraphs 5.2(a), 5.2(d), 5.2(e), and 5.2(f) may be made up by a cash payment from NEWCREST to MAINC so that the Cumulative Allowable Expenditures plus such cash payment shall equal the required Cumulative Allowable Expenditures for that time period.

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     5.7.  If at any time prior to the Vesting Date, NEWCREST fails to meet the requirements contained in paragraphs 5.2, 5.3 and 5.4, MAINC shall give written notice to NEWCREST of such default. If NEWCREST fails to cure such default within 30 days after its receipt of the notice of default from MAINC, then NEWCREST shall be deemed to have withdrawn from the Venture and to have relinquished to MAINC all of NEWCREST's right, title and interest in and to the Venture and the Venture Property.

     5.8. After the Vesting Date, except as provided in paragraph 5.9, all costs and expenses paid or incurred by or on behalf of the Venture shall be Venture expenses, to be borne by the parties in proportion to their respecting participating interests in the Venture, including, without limitation, the following:

           (a) all option fees and rents, fees and other statutory sums required under the Mining Code to keep the Venture Property in good standing; and

           (b) all consideration paid for any Venture Property, whether in the form of cash payments, royalties, a share of production, or any combination of these.

     5.9. After the Vesting Date, NEWCREST shall have a 90 day period to give MAINC written notice that it will exercise the option (in its sole discretion) of earning an additional 14% participating interest (for a total of 65%) in the Venture by completing the following requirements:

           (a) NEWCREST shall incur Cumulative Allowable Expenditures of not less than $10,300,000 on or before the sixth anniversary of the Commencement Date.

           (b) NEWCREST shall prepare a Feasibility Study at its expense with respect to mining of the Venture Property, the cost of which shall be included in Cumulative Allowable Expenditures.

           (c) NEWCREST shall arrange a loan from a third party to MAINC for the purpose of funding all or a part of MAINC's required contributions to the Development Costs of the Mine. The total amount of the loan shall be equal to 20% of the Development Costs of the Mine. The loan shall be advanced directly to the Venture as needed to cover MAINC's required

                                      -8-
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                contributions to the Venture. If NEWCREST is unable to or does not desire to obtain such a loan from a third party, then NEWCREST itself shall make such a loan to MAINC at a rate of interest equal to NEWCREST's Borrowing Cost. A portion of MAINC's share of net cash flow from the Mine, equal to 80% of the net cash flow that would be received from a 20% interest in the Mine as a whole, shall be dedicated exclusively to repayment of any loan under this paragraph 5.9(c). Any loan under this paragraph 5.9(c) shall be a full recourse loan and shall be secured by MAINC's entire participating interest in the Venture and the Mine and all of MAINC's right, title and interest in the Venture Property.

           (d) NEWCREST shall pay all option fees and all rents, fees and other statutory sums required under the Mining Code to keep the Venture Property in good standing until the requirements in paragraphs 5.9(a), 5.9(b) and 5.9(c) have been met.

           (e) If NEWCREST elects the option described in this paragraph 5.9 but for any reason fails to meet the requirements set forth in paragraphs 5.9(a), 5.9(b), 5.9(c) and 5.9(d), then from the date that NEWCREST abandons the option forward, the parties shall proceed as if NEWCREST had not elected the option, with NEWCREST having a 51% participating interest and having a 49% participating interest.

6.   Withdrawal from the Venture

     6.1. NEWCREST shall have the right to withdraw from the Venture at any time after it has satisfied the requirements of paragraphs 5.2(a), 5.2(b) and 5.3(a), upon 10 days' prior written notice to MAINC. If NEWCREST withdraws prior to the Vesting Date, NEWCREST shall have paid all rents, fees and other required statutory sums under the Mining Code necessary to keep the Venture Property in good standing through the effective date of its withdrawal, and shall have satisfied any obligations it has under paragraphs 5.2 and 5.3 through the effective date of its withdrawal.

     6.2. Notwithstanding paragraph 6.1, NEWCREST shall have the right to withdraw from the Venture on the six-month anniversary of the Commencement Date or thereafter upon 30 days' prior written notice to MAINC if there are material defects in title affecting the mineral interests in 20% or more of the land area of

                                      -9-
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           the Agua Blanca Property as described in Exhibit A, or affecting the mineral interests in any part of the Agua Blanca Property as described in Exhibit A where one of NEWCREST's primary exploration targets is located, and if such title defects cannot be cured by reasonable curative measures in a reasonable time period. The determination referred to in the immediately preceding sentence shall be made in the sole judgment of NEWCREST, but NEWCREST shall act in good faith and shall cooperate fully with MAINC in the resolution of such title defects. If NEWCREST withdraws from the Venture pursuant to this paragraph 6.2, NEWCREST shall have no other obligation under this Letter Agreement, except that NEWCREST shall have paid all rents, fees and other required statutory sums under the Mining Code necessary to keep the Venture Property in good standing through the effective date of its withdrawal, and MAINC shall have the right to retain all payments made by NEWCREST to MAINC prior to the date of NEWCREST's withdrawal.

     6.3. MAINC shall have the right to withdraw from the Venture at any time after the Vesting Date, upon 30 days' prior written notice to NEWCREST.

     6.4. Upon withdrawal by either party, the Venture shall terminate, and the withdrawing party shall convey to the nonwithdrawing party all of its right, title and interest in and to the Venture Property, and shall deliver to the nonwithdrawing party all mineral data and samples in its possession related to the Venture Property.

7.   Venture Programs and Budgets

     7.1. Prior to the Vesting Date (or the Option Completion Date, if applicable), all exploration programs and budgets shall be prepared by NEWCREST. NEWCREST shall provide copies of such programs and budgets to MAINC. After the Vesting Date (or the Option Completion Date, if applicable), all exploration programs and budgets until a Decision to Mine shall be prepared on an annual basis by the Manager for approval by the Operating Committee.

     7.2. Except as provided in paragraph 5.9, after the Vesting Date, the parties shall contribute to all exploration programs and budgets in proportion to their respective participating interests in the Venture.

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8.   Dilution and Future Equity Calculations

     8.1. Subject to paragraph 5.9, if at any time after the Vesting Date (or the Option Completion Date, if applicable) a party elects not to contribute, or fails to contribute, to an approved program and budget, the respective participating interests of the parties shall be recalculated in accordance with tile following formula:

                1a = (Da + Aa)/(Da + Aa + Db + Ab)

                where

                Ia      is the new participating interest of party A
                Da      is the deemed value of the initial contribution of
                        party A
                Aa      is the actual cumulative contribution of party A from
                        the Vesting Date (or the Option Completion Date, if applicable) through the date of calculation
                Db      is the deemed value of the initial contribution of
                        party B
                Ab      is the actual cumulative contribution of party B from
                        the Vesting Date (or the Option Completion Date, if applicable) through the date of calculation

     If NEWCREST does not exercise the option described in paragraph 5.9, then for purposes of the above formula, the deemed value of NEWCREST's initial contribution shall be the total cost incurred by NEWCREST pursuant to paragraphs 5.2, 5.3 and 5.4, and the deemed value of MAINC's initial contribution shall be 49/51 of the deemed value of NEWCREST's initial contribution. If NEWCREST does exercise the option described in paragraph 5.9, then for purposes of the above formula, the deemed value of NEWCREST's initial contribution shall be the total cost incurred by NEWCREST pursuant to paragraphs 5.2, 5.3, 5.4 and 5.9, and the deemed value of MAINC's initial contribution shall be 35/65 of the deemed value of NEWCREST's initial contribution.

     8.2. If, prior to a Decision to Mine, MAINC's participating interest is reduced to 10.00% by operation of paragraph 8. 1, then:

           (a) MAINC shall have no further obligation to make cash contributions to the Venture until a Decision to Mine, and MAINC's participating interest shall not be reduced below 10.00% until the Decision to Mine.

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           (b)  If MAINC elects under paragraph 9.2 to contribute to the
                Development Costs of the Mine, then MAINC shall use its best efforts to obtain financing for its 10% share of the Development Costs.

           (c) If MAINC is unable to obtain financing or otherwise fund its 10% share of the Development Costs of the Mine, then NEWCREST shall lend the necessary funds to MAINC at a rate of interest equal to NEWCREST's Borrowing Cost, to be advanced directly to the Venture as needed to cover MAINC's required contributions to the Venture. The loan shall be a full recourse loan and shall be secured by MAINC's entire participating interest in the Venture and the Mine and all of MAINC's right, title and interest in the Venture Property.

           (d) If NEWCREST lends money to MAINC pursuant to paragraph 8.2(c), 80% of MAINC's net cash flow from its 10.00% participating interest in the Mine shall be dedicated exclusively to repayment of the loan from NEWCREST.

     8.3. Each party agrees to pledge its entire participating interest in the Venture and the Mine, and its entire right, title and interest in and to the Venture Property, if necessary or desirable in order for the Venture to obtaining financing for the Development Costs of the Mine, and that any such financing obtained by the Venture shall have a first lien on such assets.

9.   Decision to Mine

     9.1. Either party may request the Operating Committee to direct the Manager to undertake a feasibility study. If the Operating Committee declines to do so, that party may undertake its own feasibility study at its own cost. If that party's feasibility study later forms the basis of a Decision to Mine by the Operating Committee, then the Venture shall reimburse that party for all costs of the feasibility study.

     9.2. After a Decision to Mine, each party shall choose one of the following two options: (1) to contribute in proportion to its participating interest to the Development Costs of the Mine; or (2) to decline to participate in the Mine. If a party chooses the second option, the following shall occur:

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           (a)  The party choosing the second option (the "selling party") shall be required to offer to sell its entire participating interest in the Venture to the non-selling party, and the non-selling party shall be required to make a good faith offer to purchase such participating interest. The selling party shall have a period of not less than 120 days after its receipt of the offer from the non-selling party within which to accept such offer.
                The parties then shall attempt in good faith to negotiate the terms and conditions of a sale of the selling party's participating interest to the non- selling party.

           (b) If the terms and conditions of a sale of the selling party's participating interest to the non-selling party cannot be agreed upon within 60 days after the commencement of negotiations, the selling party shall have the right to offer its participating interest to third parties, and the non-selling party shall be deemed to have waived its right of first refusal with respect to such participating interest.

           (c) In the event the selling party does not accept the offer of the non-selling party and does not sell its participating interest to a third party, the selling party's participating interest shall be subject to dilution in accordance with paragraph 8.1.

     9.3. If after a Decision to Mine either party, having elected under paragraph 9.2 to contribute to the development costs of the mining project, fails to contribute to an approved program and budget in proportion to its participating interest, then the nondefaulting party, in addition to any other remedies it might have, shall have the right to acquire the defaulting party's entire participating interest for 90% of its Appraised Value.

10.  Management

     10.1. NEWCREST shall have the right to be the Manager of the Venture from the Commencement Date through the Vesting Date, and until such time as it ceases to hold a majority participating interest (or if there are more than two parties to the Venture, until such time as it ceases to hold the single largest participating interest).

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     10.2. The parties shall form an Operating Committee composed of two representatives of each party. Voting on all issues will be by simple majority vote (except for a Decision to Mine or the purchase, sale or surrender of any material property, all of which shall require a unanimous vote) with the parties' votes being weighted in proportion to their respective participating interests. If a Feasibility Study, duly completed and subsequently audited by a reputable outside engineering firm, agreeable to NEWCREST and MAINC, is positive and recommends development, a unanimous vote shall not be required for a Decision to Mine, and a simple majority vote shall be sufficient for a Decision to Mine.

11.  Manager's Duties

     11.1  The Manager shall:

           (a)  prepare and implement exploration programs and budgets;

           (b) maintain the Venture Property in good standing by the timely payment of all rents, fees and other sums required;

           (c) provide any statutory, technical or other reports required by any governmental authority;

           (d)  provide copies of all such reports to the parties;

           (e) secure any approvals, consents and/or statutory authorizations required in order to conduct exploration of the Venture Property; and

           (f) report to the parties on a quarterly basis with respect to exploration activities, exploration results and any other matters relating to the Venture Property.

     11.2. From the Commencement Date through the Vesting Date (or the Option Completion Date, if applicable), all costs and expenses properly incurred by the Manager in the performance of its shall be paid by NEWCREST and shall be included in Cumulative Allowable Expenditures. After the Vesting Date (or the Option Completion Date, if applicable), the Venture shall reimburse the Manager for all costs and expenses properly incurred by the Manager in the

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           performance of its duties. In lieu of general and administrative expenses, after the Vesting Date (or the Option Completion Date, if applicable) the Venture shall pay the Manager an overhead charge equal to 1% of capital expenditures of $10,000 or more, plus 2% of all other expenditures (excluding royalties, option fees, rents and fees due under the Mining Code, royalties, and taxes). Such overhead rates may be amended from time to time by agreement of the parties if, in practice, such rates are found to be insufficient or excessive.

12.  Formal Venture Agreement

     12.1. This Letter Agreement, once signed by both parties, shall constitute a legally binding contract between NEWCREST and MAINC NEWCREST shall prepare at its own cost a formal Venture Agreement to provide in more detail for the above matters, together with such other provisions as are normally found in this type of arrangement.

     12.2. NEWCREST shall be responsible for all costs and expenses incurred in connection with this Letter Agreement and the Venture Agreement, including registration, notarial, stamp duty and/or property transfer fees. However, each party shall be responsible for its own legal costs incurred in connection with this Letter Agreement and the Venture Agreement.

13.  Assignment

Each party shall have the right to convey, assign or transfer all or part of its participating interest to any other person or entity. However, if the conveyance, assignment or offer is to any person or entity other than a Related Company of the assigning party, then the nonassigning party shall have a right of first refusal with respect to such conveyance, assignment or transfer.

14.  Confidentiality

     14.1. The terms of this Letter Agreement and the Venture Agreement and all information obtained in connection with the performance of this Letter Agreement and the Venture Agreement shall be the exclusive property of the parties and, except as provided in paragraph 14.2, shall not be disclosed to any person or entity or to the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. The confidentiality restrictions contained in this paragraph 14.1 shall be binding during the term of this Letter Agreement, and shall continue to be binding upon any party who withdraws from the Venture for two years following the date of withdrawal.

     14.2. The consent required by paragraph 14.1 shall not apply to a disclosure: (a) to a Related Company, consultant, or contractor of a party that has a bona fide need for the information; (b) to any person or entity which is considering purchasing of a party's participating interest or extending financing to a party; (c) to a government agency, stock exchange, securities commission or to the public which a party believes in good faith is required by applicable laws or regulations; or (d) of information that has become generally available to the public other than as a result of any breach by such party of its obligations hereunder. A party shall give written notice to the other party prior to any disclosure under this paragraph 14.2(a) and 14.2(b), and in the case of disclosures under said paragraphs, the disclosing party shall require the recipient of the confidential information to agree in writing to protect the information from further disclosure in accordance with paragraphs 14.1, 14.2(a) and 14.2(b). Except as required by law or regulatory authority, neither party shall make any public announcements or statements concerning this Letter Agreement, the Venture Agreement, or any activities conducted thereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld. A party shall provide to the other party advance copies of all routine public announcements or press releases of information made under paragraphs 14.2(c) and 14.2(d), but not necessarily routine business filings under paragraph 14.2(c), to allow the other party to consent on matters of fact.

15.  Other Provisions

     15.1. This Letter Agreement and the Venture Agreement shall be governed by the laws of the State of Colorado in the United States.

     15.2. In the event of any dispute between the parties relating to or arising out of either the Letter Agreement or the Venture Agreement, the parties shall first attempt to resolve the dispute by negotiating in good faith. If the dispute is not resolved within 90 days after the commencement of negotiations in accordance with the immediately preceding sentence, then either party shall have the right (unless prohibited by Argentinean law) to submit the dispute to binding arbitration in Denver, Colorado, administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. The arbitration shall be decided by a panel of three arbitrators, who shall be selected in accordance with the following procedure: the parties each shall select one independent arbitrator, and those two arbitrators shall agree on the third independent arbitrator. If either party fails to select an arbitrator, or if the two arbitrators selected by the parties cannot agree on a third arbitrator, then such arbitrator shall be selected by the American Arbitration Association. The arbitrators shall be required to follow Colorado law and precedent, and shall be required to issue detailed findings of fact and conclusions of law. Judgment on the arbitration award rendered by the arbitration panel may be entered in any court having jurisdiction thereof. If the arbitration award is challenged in a court of law, the court shall apply the same standard of review that a Colorado appellate court applies to the review of a decision by a trial court.

     15.3. The obligations of the parties under this Letter Agreement and under the Venture Agreement shall be suspended to the extent and for the period that performance is prevented by any condition of force majeure. Force majeure shall mean any cause, whether foreseeable or unforeseeable, beyond a party's reasonable control, including, without limitation, Acts of God; labor disputes; laws, regulations, or orders of any governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or authorization; acts of war or conditions attributable to war; riot, civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake, storm, flood, drought, or adverse weather conditions; accidents; inability to obtain labor, transportation, materials, equipment, or services; or breakdown of equipment.

     15.4. NEWCREST and MAINC agree to make whatever changes are required in this Letter Agreement and to take whatever actions are required in the drafting of the Venture Agreement to ensure that the agreement is legal and binding under Argentinean laws and to maximize the tax benefits to the Venture.

         If the terms set forth above are acceptable to MAINC, please indicate MAINC's agreement by signing a copy of this letter in the space provided below on behalf of MAINC and returning the signed copy to William M. Danley or Robert
W. Barker by 5:00 p.m. on April 15,1996. We look forward to working with you on this project.

                                 Sincerely,


                                 NEWCREST RESOURCES, INC.



                                 By: /s/ ROGER W. BARKER
                                     -------------------------------------------
                                     Roger W. Barker
                                     President
                              (Acting on behalf of a yet to be named affiliate.)



ACCEPTED AND AGREED TO:

MINERA ANDES INC.


By: /s/ ALLEN V. AMBROSE
    -----------------------------------
    Allen V. Ambrose
    President
(Acting additionally as a representative of Minera Andes S.A.)